UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2012

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12984	75-2520779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas		75219
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number including area code: (214) 432-2000

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review.

Information responsive to Item 4.02(a):

On February 7, 2012, the Audit Committee of the Board of Directors of Eagle Materials Inc. (“Company”), in response to a comment received by the Company from the Staff of the Securities and Exchange Commission and upon recommendation from the Company’s management, concluded that the Company’s unaudited interim consolidated financial statements contained in the Company’s Quarterly Reports on Form 10-Q for the first and second quarters of fiscal 2012, require restatement to reflect a change in the manner in which a $3.0 million accrual was reversed and, therefore, should no longer be relied upon.

Promptly after the filing of this Current Report on Form 8-K, the Company will file with the Securities and Exchange Commission restated unaudited interim consolidated financial statements on Form 10-Q/A for the quarters ended June 30, 2011 and September 30, 2011, to reflect the reversal of a $3.0 million accrual as an adjustment to prior year retained earnings, rather than as a reduction to cost of goods sold in the first quarter of fiscal 2012, as had been originally reported in our June 30, 2011 Form 10-Q. This restatement will result in a reduction in our earnings before taxes, net earnings and net earnings per share in the three and six month periods of fiscal 2012, but will not impact the Company’s cash flows provided by operating activities.

The accrual reversed in the first quarter of fiscal 2012 was originally recorded in fiscal 2001 as a contra account in the fixed asset subledger, and related to costs to improve certain manufacturing equipment at our Duke, Oklahoma gypsum wallboard facility in connection with our purchase of the facility. The amount was recorded in order to properly state the acquired assets at fair value; however, the accrual was not released as the original assets were depreciated over their useful lives. These assets were fully depreciated at March 31, 2011; therefore, the accrual was no longer necessary.

In connection with the restatements, management reevaluated the effectiveness of the Company’s internal control over financial reporting and identified a significant deficiency that rose to the level of a material weakness in the Company’s disclosure controls and procedures as of the end of the period covered by each of the unaudited interim financial statements for the fiscal quarter ended June 30, 2011, September 30, 2011 and December 31, 2011. The Company will report this material weakness in the Form 10-Q/A filings and in the Form 10-Q for the quarter ended December 31, 2011. The control weakness relates to management’s use of metrics for determining materiality for interim periods in connection with correcting errors which relate to prior periods. Our controls were effective in the first quarter of fiscal 2012 in identifying, quantifying and disclosing the accrual required to be reversed to correct a prior year error; however, in determining the manner in which such accrual was reversed, we did not correctly evaluate or apply all of the relevant materiality metrics. The metrics we used for determining materiality were developed to assess materiality on an annual basis, and lacked precision on a quarterly review. No other material weaknesses were found. We have enhanced our internal controls over financial reporting to address the material weakness. This conclusion had no impact on the Company’s evaluation of internal control over financial reporting or disclosure controls and procedures at March 31, 2011.

The Audit Committee and management of the Company have discussed the matters disclosed in this Item 4.02 with the Company’s independent registered public accounting firm, Ernst & Young LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ D. Craig Kesler
D. Craig Kesler Executive Vice President – Finance and Administration and Chief Financial Officer

Date: February 9, 2012